Exhibit 99.1

NEWS RELEASE

Coeur Announces Acquisition of the Silvertip Mine in British Columbia

Chicago, Illinois – September 11, 2017 – Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) is pleased to announce that it has entered into a definitive agreement (the “Arrangement Agreement”) to acquire privately-owned JDS Silver Holdings, Ltd. and its wholly-owned subsidiary, JDS Silver Inc. (“JDS Silver”), which owns the high-grade silver-zinc-lead Silvertip mine (“Silvertip”) located in northern British Columbia, Canada, adding a sixth producing mine to Coeur’s North American-focused platform. Under the Arrangement Agreement, the Company will pay initial consideration of US$200 million, consisting of US$146.5 million of cash, US$38.5 million of Coeur shares (approximately 4.3 million new shares), and will assume US$15 million in existing debt. Additional potential payments of up to US$50 million are contingent upon achieving specific future permitting and exploration milestones at Silvertip.

Overview of Silvertip

The Silvertip mine is one of the industry’s newest and highest-grade silver-zinc-lead mines with a silver-equivalent1 indicated resource grade of 1,166 grams per tonne (g/t), comprised of 352 g/t silver, 9.4% zinc, and 6.7% lead, and a silver-equivalent1 inferred resource grade of 1,155 g/t, comprised of 343 g/t silver, 9.8% zinc, and 6.2% lead. Located just below the Yukon border, the operation sits within a highly prospective 93,000-acre (37,650 hectares) land package. Silvertip commenced production during the fourth quarter of 2016.

Category	Tonnage (tonnes)	Silver (g/t)	Zinc (%)	Lead (%)
Indicated	2.35	352	9.41	6.73
Inferred	0.46	343	9.81	6.18
Effective September 11, 2017. See notes to Silvertip mineral resource table included later in this release.

Upon expected completion of the transaction in late October, Coeur intends to invest US$25 – US$35 million in surface infrastructure, accelerated underground development and drilling and mill optimization over a six-month period and recommence commercial production by the end of the first quarter of 2018. Once an anticipated daily average mining rate of 1,000 tonnes per day is achieved, Coeur expects Silvertip to produce an average of approximately ten million silver equivalent1 ounces annually consisting of approximately three million ounces of silver, 45-50 million pounds of zinc, and 40-45 million pounds of lead over an estimated 7.5-year initial mine life.

Key Transaction Highlights

•
Significant, high-quality near-term production growth – Expected average annual silver equivalent[1] production from Silvertip of approximately ten million ounces represents a significant potential increase to Coeur’s overall production profile compared to Coeur’s 2017 production guidance range of 38 - 41 million silver equivalent[1] ounces.

•
High-grade resource – Silvertip’s silver equivalent[1] indicated and inferred resource grades of 1,166 g/t and 1,155 g/t, respectively, represent increases of 27% and 12% to Coeur’s measured and indicated and inferred resource grades, respectively, as adjusted to give effect to the transaction.

NEWS RELEASE

•
Substantial, high-margin cash flow – Silvertip is expected to generate an average annual EBITDA[2] margin of over 50%, which is over twice Coeur’s 2016 adjusted EBITDA[2] margin. Based on US$17.50/oz silver, US$1.13/lb lead and US$1.40/lb zinc, Silvertip is expected to generate average annual EBITDA[2] of approximately US$70 million.

•
Low expected AISC – At full capacity of approximately 1,000 tonnes per day, Silvertip’s all-in sustaining costs (AISC)[2] are expected to average approximately US$10.50 - US$11.50/oz on a silver equivalent[1] basis.

•	Accretive transaction – The Silvertip acquisition is expected to be accretive to Coeur’s stockholders on all key operational and financial metrics.

•
Newly-constructed operation with significant prior capital investment – Significant amount of prior investment has taken place at Silvertip, including a newly-installed processing facility, dry stack tailings facility, a 26 km access road, over 4 km of underground development, 86,000 meters of drilling, two bulk sample programs, and twenty years of environmental baseline data. For minimal incremental capital, Coeur anticipates optimizing several aspects of this new operation before recommencing production by the end of the first quarter of 2018.

•
Top mining jurisdiction – The addition of Silvertip enhances Coeur’s geographic and political risk profile by adding British Columbia, Canada, a top-tier mining jurisdiction, to its North American-focused asset portfolio.

•	Attractive metals mix – Silvertip’s revenues are expected to be derived equally among silver, zinc and lead, shifting Coeur’s pro forma metals mix[3] to 51% gold, 37% silver, 7% zinc, and 5% lead.

•
Significant resource and large, underexplored land position – Prospective 93,000-acre (37,650 hectares) land position where less than 5% has been explored provides opportunities for resource growth and new discoveries. Current high-grade resource represents a near-term opportunity to convert a significant portion to reserves with infill drilling and an optimized mine plan.

“The acquisition of the Silvertip mine represents a unique opportunity to significantly enhance our portfolio of operations and it satisfies all our acquisition criteria – it provides expected near-term, low-cost, high margin cash flow from an attractive jurisdiction and it is accretive on all key operational and financial metrics,” said Mitchell J. Krebs, Coeur’s President and Chief Executive Officer. “Over the past several years, we have repositioned our existing portfolio of mines, achieved greater geographic and operational balance and generated industry-leading cost reductions and cash flow growth. The acquisition of Silvertip – one of the highest-grade and newest operations in the sector with a tremendous amount of exploration potential – should serve to further accelerate these positive trends while providing us with an important foundation in British Columbia. We look forward to working with the Government of British Columbia and partnering with the Kaska Nation and members of the British Columbia and Yukon Indigenous communities in our efforts to make Silvertip a successful operation.”

Summary Mine Plan

The Company’s plan assumes recommencement of commercial mining operations at Silvertip within six months after closing. During that time, the Company will pursue amended permits to increase capacity from 500 tonnes to 1,000 tonnes per day on a year-round basis, and invest US$25 – US$35 million to optimize and commission the mill, upgrade existing surface infrastructure, and drill and expand underground development.

NEWS RELEASE

Coeur believes that following these optimization efforts the Silvertip mine would operate according to the operating parameters and cost assumptions shown in the table below.

Operating Parameters
Total ore production	M tonnes	2.7
Initial mine life	Years	7.5
Average production rate	tpd	1,000
Average annual production
Silver Equivalent	M oz AgEq	10
Silver	M oz Ag	3
Zinc	M lbs Zn	45 - 50
Lead	M lbs Pb	40 - 45
Average Head Grade
Silver Equivalent	g/t AgEq	1,177
Silver	g/t Ag	364
Zinc	% Zn	9.1%
Lead	% Pb	7.1%
Average Metallurgical Recoveries
Silver Equivalent	%	83%
Silver	%	85%
Zinc	%	82%
Lead	%	84%

Cost Assumptions
Pre-production capex	US$M	$25 - $35
Sustaining capex	US$M	$55 - $65
Operating costs
Mining costs	US$/tonne	$95 - $100
Processing costs	US$/tonne	$35 - $40
G&A	US$/tonne	$30 - $35
Cash costs	US$/oz AgEq	$9.50 - $10.50
AISC[2]	US$/oz AgEq	$10.50 - $11.50

Notes to Summary Mine Plan:

a.
This economic analysis is preliminary in nature and is based upon the current resource estimate as set out in this press release which includes inferred mineral resources. Inferred resources are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves and there is no certainty that the economic assessment will be realized.

b.	The above qualifications and assumptions have been used by the qualified person in developing this economic analysis.

c.
The continued production of the Silvertip mine is not based on demonstrated economic viability of mineral reserves. As a result, there may be an increased uncertainty of achieving any particular level of recovery of minerals or the cost of such recovery.

NEWS RELEASE

Transaction Details

The acquisition of JDS Silver is expected to be completed by Plan of Arrangement. Closing is anticipated in October 2017, subject to requisite and customary regulatory approvals and other conditions. Holders of 87% of JDS Silver shares have entered into voting support arrangements with Coeur under which they have agreed to vote in favor of the transaction.

Under terms of the Arrangement Agreement, total initial consideration will be approximately US$200 million upon closing consisting of approximately US$146.5 million in cash (approximately $31 million of which will be used to retire JDS Silver’s senior secured debt), approximately US$38.5 million in Coeur common shares, and the assumption of approximately US$15 million in existing debt. Exact cash and stock consideration amounts are subject to final debt payoff amounts due at closing.

Based on a 10-day volume-weighted average Coeur stock price of $8.94 per share, the Company anticipates issuing approximately 4.3 million new shares, representing an approximate 2% increase from its current outstanding share count of approximately 180 million. The Company anticipates obtaining approval of the transaction pursuant to a Canadian court process, as a result of which the issuance of the stock consideration will be exempt from registration under the U.S. Securities Act.

The Company intends to use a portion of its existing cash and equivalents, which were approximately US$250 million as of June 30, 2017, to fund the cash portion of the initial consideration. To further boost its financial flexibility, the Company intends to establish a new, US$200 million secured revolving credit facility prior to closing of this transaction.

The first milestone payment of US$25 million is contingent upon the receipt of a permit expansion allowing for a sustained mining and milling rate of 1,000 tonnes per day on a year-round basis. The application must be submitted to the British Columbia Ministry of Energy and Mining by no later than June 2018.

The second milestone payment of up to US$25 million is contingent upon the amount of resource tonnes added as of December 31, 2019. The maximum payment of US$25 million can be earned if the total resource reaches 3.7 million tonnes. JDS Silver will receive US$5 million for a total resource of at least 2.5 million tonnes and US$5 million for every 0.3 million tonnes over 2.5 million tonnes up to 3.7 million tonnes. Coeur has agreed to invest a minimum of US$15 million in exploration between closing and December 31, 2019 to expand the size of the resource at Silvertip. Coeur also expects its drill program to upgrade and increase its confidence in the resource.

Coeur’s legal advisor is Goodmans LLP and its financial advisor is Sprott Capital Partners. JDS Silver’s legal advisors are Blake, Cassels & Graydon LLP and Bennett Jones LLP and its financial advisor is Maxit Capital.

NEWS RELEASE

Silvertip Mine Mineral Resource Estimates
	Tonnage		Silver		Zinc	Lead	Silver Equivalent
Category	(tonnes)	(tons)	(g/t)	(oz/t)	(%)	(%)	(g/t)	(oz/t)
Indicated	2,349,000	2,589,326	352	10.27	9.41	6.73	1,166	34.01
Inferred	460,000	507,063	343	10.00	9.81	6.18	1,155	33.68

Notes to mineral resource estimates:

i.	Effective September 11, 2017.

ii.	CIM definitions were followed for mineral resources.

iii.
Mineral resources are in addition to mineral reserves and do not have demonstrated economic viability. Inferred mineral resources are considered too speculative geologically to have the economic considerations applied to them that would enable them to be considered for estimation of mineral reserves, and there is no certainty that the inferred mineral resources will be realized.

iv.	Cut-off grade of 200 g/t AgEq was used for the calculation of the resource.

v.	Rounding of tons and ounces, as required by reporting guidelines, may result in apparent differences between tons, grade, and contained metal content.

vi.	As described above, the preliminary economic analysis set forth in this release is subject to obtaining an amended permit allowing for a mining rate of 1,000 tonnes per day on a year-round basis.

Conference Call

Coeur will conduct a conference call to discuss the transaction on September 11, 2017, at 11 a.m. Eastern Time. An accompanying presentation will be made available on the Company’s website at www.coeur.com.

Dial-In Numbers:	(855) 560-2581 (US)
(855) 669-9657 (Canada)
(412) 542-4166 (International)
Conference ID:	Coeur Mining

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Peter C. Mitchell, Senior Vice President and Chief Financial Officer, Frank L. Hanagarne, Jr., Senior Vice President and Chief Operating Officer, Hans Rasmussen, Senior Vice President of Exploration, and other members of Coeur management. A replay of the call will be available through September 25, 2017.

Replay numbers:	(877) 344-7529 (US)
(855) 669-9658 (Canada)
(412) 317-0088 (International)
Conference ID:	101 11 953

NEWS RELEASE

About Coeur

Coeur Mining, Inc. is a well-diversified, growing precious metals producer with five precious metals mines in the Americas employing approximately 2,000 people. Coeur produces from its wholly-owned operations: the Palmarejo silver-gold complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, the Wharf gold mine in South Dakota, and the San Bartolomé silver mine in Bolivia. In addition, the Company owns the La Preciosa project in Mexico, a silver-gold exploration stage project. Coeur conducts exploration activities in North and South America.

About JDS Silver

JDS Silver is a private mining company that owns the Silvertip mine in Northern British Columbia.  JDS Silver is affiliated with JDS Energy & Mining, Inc., a company that delivers mining project concepts from inception to full operations – a process it has executed for operations throughout Canada and the world, including the Minto Mine in the Yukon, the Gahcho Kue Mine located in the Northwest Territories, and most recently the Silvertip mine.

Cautionary Statements

This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding the anticipated acquisition of the Silvertip mine and the establishment of a revolving credit facility, anticipated production, costs, grades, cash flow, earnings, mine life, expenditures, mining rates and exploration efforts. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that the Silvertip acquisition and revolving credit facility do not close on a timely basis or at all, the risk that anticipated production, cost, grade, mining rates, cash flow, expense levels and other anticipated operating parameters are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, the uncertainties inherent in Coeur’s production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of resources, changes that could result from Coeur’s future acquisition of new mining properties or businesses, the loss of any third-party smelter to which Coeur markets commodities, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, the political risks and uncertainties associated with operations in Bolivia, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent reports on Form 10-K or Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.

Christopher Pascoe, Coeur’s Director, Technical Services and a qualified person under Canadian National Instrument 43-101, approved the scientific and technical information in this news release. In addition to information provided herein, for a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, Canadian investors should refer to the Technical Reports for each of Coeur’s properties as filed on SEDAR at www.sedar.com.

NEWS RELEASE

Notes

1.	For purposes of silver equivalence, metals prices of US$1250/oz gold, US $17.50/oz silver, US $1.13/lb lead and US $1.40/lb zinc were used.

2.
EBITDA and AISC are non-GAAP measures. Please see tables in the Appendix, as applicable, for the reconciliation to U.S. GAAP. We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including EBITDA and AISC. We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA and AISC are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2016 and our quarterly report on Form 10-Q for the quarter ended June 30, 2017.

3.	Based on mid-point of Coeur’s 2017 production guidance and the mid-point of Silvertip’s average expected annual production figures.

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, Illinois 60603
Attention: Courtney Lynn, Vice President, Investor Relations and Treasurer
Phone: (312) 489-5800
www.coeur.com

NEWS RELEASE

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	2016
Net income (loss)	$55,352
Interest expense, net of capitalized interest	36,920
Income tax provision (benefit)	(54,239)
Amortization	123,161
EBITDA	161,194
Fair value adjustments, net	11,581
Impairment of equity securities	703
Foreign exchange (gain) loss	10,720
Gain on sale of Joaquin project	—
(Gain) loss on sale of assets and securities	(11,334)
Gain on repurchase of Rochester royalty	—
(Gain) loss on debt extinguishment	21,365
Corporate reorganization costs	—
Transaction-related costs	1,199
Asset retirement obligation accretion	8,369
Inventory adjustments and write-downs	6,917
Write-downs	4,446
Adjusted EBITDA	$215,160